Exhibit 99.1

Dream Finders Announces Second Quarter 2024 Results

Second Quarter Homebuilding Revenues of $1.1 billion

Net Income to DFH Up 18%, Basic EPS up 19%

Return on Participating Equity of 33.5%

Jacksonville, FL. — August 1, 2024 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights (As Compared to Second Quarter 2023, unless otherwise noted)
•Homebuilding revenues increased 12% to $1.1 billion from $943 million
•Home closings increased 10% to 2,031 from 1,846
•Net new orders increased 3% to 1,712 from 1,655
•Average sales price of homes closed increased to $514,833 from $504,683
•Homebuilding gross margin of 19.0% compared to 19.1%
•Adjusted gross margin (non-GAAP) of 27.0% compared to 27.1%
•Pre-tax income increased 11% to $106 million from $96 million
•Net income attributable to DFH increased 18% to $81 million, or $0.83 per basic share, from $69 million, or $0.70 per basic share
•Active community count of 222
•Backlog of 4,205 sold homes as of June 30, 2024, valued at $2.1 billion
•Net debt to net capitalization of 42.7% as of June 30, 2024, compared to 38.8% as of June 30, 2023
•Total liquidity, comprised of cash and cash equivalents and availability under the revolving credit facility, of $475 million as of June 30, 2024
•Return on participating equity of 33.5% for the trailing twelve months ended June 30, 2024, compared to 42.2% for the trailing twelve months ended June 30, 2023
•Controlled lot pipeline of 40,678 as of June 30, 2024

Management Commentary
Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Despite the continued home affordability and interest rate challenges, Dream Finders achieved another strong quarter driven by our continued focus on strategic growth and operational efficiencies. I am proud of the efforts of the entire DFH team as we have continued to grind forward despite the aforementioned hurdles. Our homebuilding revenues for the quarter of $1.1 billion, represented a 12% increase over the prior year quarter, and a second quarter Company record. Our focus on profitability was evident in our record second quarter net income attributable to DFH shareholders of $81 million and basic EPS of $0.83, increases of 18% and 19%, respectively, compared to the year ago quarter.
During the second quarter, we repurchased 72,000 shares of our class A common stock under our approved buyback program. We believe buying back our shares is a valuable way to generate shareholder value, and we may continue to do so in the future as part of our long-term capital allocation strategy.
We are also pleased to announce that subsequent to quarter end, we completed the acquisition of Jet HomeLoans (“Jet HL”) for $9.3 million, our sixth acquisition in five years. We previously owned 60% of the joint venture and executed on an opportunity to purchase the remaining 40%, which we closed on July 1, 2024. We are confident this transaction will enhance overall profitability for DFH and drive significant shareholder value. Jet HL generated $20 million of pre-tax earnings in 2023 and $13 million year to date through June 30, 2024; 100% of earnings starting July 1, 2024 will flow to DFH. Acquiring the remaining 40% was an easy decision based on what we believe the earnings will be going forward.
While there are plenty of challenges facing the homebuilding industry, we believe DFH is well positioned to continue to capitalize on opportunities going forward. We reiterate our guidance of 8,250 closings for the full year 2024 and are hard at work building the foundation for continued growth in 2025 and beyond.”
Second Quarter 2024 Results
Homebuilding revenues in the second quarter of 2024 increased 12% to $1.1 billion, compared to $943 million in the second quarter of 2023. Average sales price (“ASP”) of homes closed for the second quarter of 2024 was $514,833, a modest increase compared to the prior year quarter ASP of $504,683. Home closings increased 10% to 2,031 compared to 1,846 in the second quarter of 2023. The increase in homebuilding revenues was primarily due to the increase in home closings, the majority of which resulted from the February 2024 Crescent Homes acquisition, as well as higher ASP attributable to overall product mix during the second quarter of 2024 when compared to the second quarter of 2023.
Homebuilding gross margin percentage in the second quarter of 2024 of 19.0% remained consistent compared to 19.1% in the second quarter of 2023. The steady gross margin percentage for the second quarter of 2024 included amortization of purchase accounting adjustments associated with home closings contributed from the recent Crescent Homes acquisition. These adjustments negatively impacted the second quarter 2024 gross margin percentage by approximately 20 basis points (“bps”). Purchase accounting amortization is a temporary cost that will conclude in conjunction with closing the remaining homes in inventory acquired from Crescent.
Adjusted gross margin as a percentage of homebuilding revenues in the second quarter of 2024 was 27.0%, remaining consistent with the second quarter of 2023 adjusted gross margin of 27.1%. Adjusted gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”
Selling, general and administrative expense (“SG&A”) in the second quarter of 2024 increased 34% to $99 million, compared to $74 million in the second quarter of 2023. SG&A as a percentage of homebuilding revenues in the second quarter of 2024 was 9.4%, an increase of 160 bps compared to 7.8% in the second quarter of 2023. The increase was primarily attributable to higher compensation and marketing costs inherent in our efforts to expand operations. The second quarter SG&A percentage reflected a 50 bps improvement from the first quarter of 2024 as we further integrated Crescent and this metric began to normalize as anticipated for the year based on expected quarterly closing volumes.
Net income attributable to DFH in the second quarter of 2024 increased 18% to $81 million, or $0.83 per basic share, from $69 million, or $0.70 per basic share in the second quarter of 2023. This improvement primarily resulted from increased home closings and a reduction in contingent consideration expense in the second quarter of 2024 compared to the prior year quarter, partially offset by higher SG&A explained above.
Net new orders in the second quarter of 2024 were 1,712, an increase of 3% compared to 1,655 net new orders for the second quarter of 2023. The cancellation rate in the second quarter of 2024 was 13.2%, an improvement of 240 bps compared with the second quarter of 2023 cancellation rate of 15.6%. The consistency of our net new orders and low cancellation rate are indicative of our continued focus on sales incentives and availability of quick, move-in homes in our communities.
Our total available liquidity as of June 30, 2024 was $475 million, including $275 million of unrestricted operating cash. In addition, net debt to net capitalization as of June 30, 2024 was 42.7%, an increase of 390 bps from the end of the second quarter of 2023. During the second quarter of 2024, we released a significant number of housing starts and purchased additional lots for production, increasing our investment in inventory by $457 million compared to the second quarter of 2023. This directly impacted our net debt to net capitalization metric and liquidity as we prepared to deliver our homes in the second half of the year and maintain an active pipeline of quick, move-in homes.

Second Quarter 2024 Backlog
As of June 30, 2024, DFH had a backlog of 4,205 homes, valued at $2.1 billion, compared to the backlog of 4,524 homes, valued at $2.3 billion as of March 31, 2024. As of June 30, 2024, the ASP in backlog was $505,022 compared to $513,238 as of March 31, 2024. As of June 30, 2024, approximately 1,088 of the homes in backlog are expected to be delivered in 2025 and beyond.
The following table shows the backlog units and ASP as of June 30, 2024 by homebuilding segment:

	As of June 30, 2024 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,723	$411,727
Mid-Atlantic	1,202	467,772
Midwest	1,280	665,587
Total	4,205	$505,022
Jet HomeLoans Acquisition
On July 1, 2024, the Company acquired the remaining interest in Jet HomeLoans, upon which Jet HomeLoans became a wholly owned subsidiary of the Company and will be consolidated in the Company’s financial statements as of that date. This acquisition enables us to direct and manage the business operations and strategies of our established preferred mortgage lender for the benefit of our homebuyers across all of our markets.
Full Year 2024 Outlook
Dream Finders Homes maintains its guidance of approximately 8,250 home closings for the full year 2024, inclusive of the Crescent Homes acquisition.
About Dream Finders Homes, Inc.
Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, Florida. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its financial services joint ventures, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Forward-Looking Statements
This press release includes forward-looking statements regarding future events, including projected 2024 home closings and market conditions, possible or assumed future results of operations, benefits of the Crescent Homes acquisition, and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2023, subsequently filed Form 10-Qs and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$274,797	$494,145
Restricted cash	21,834	54,311
Accounts receivable	33,003	30,874
Inventories	1,897,518	1,440,249
Lot deposits	301,167	247,207
Other assets	108,993	80,759
Investments in unconsolidated entities	20,556	15,364
Property and equipment, net	8,775	7,043
Right-of-use assets	18,248	20,280
Goodwill	300,313	172,207
Total assets	$2,985,204	$2,562,439

Liabilities
Accounts payable	$180,856	$134,115
Accrued expenses	181,668	207,389
Customer deposits	129,043	172,574
Construction lines of credit	890,876	530,384
Senior unsecured notes, net	294,564	293,918
Lease liabilities	19,116	21,114
Contingent consideration	67,549	116,795
Total liabilities	$1,763,672	$1,476,289
Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interest	21,451	—
Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 34,502,077 and 32,882,124 issued as of June 30, 2024 and December 31, 2023, respectively	345	329
Class B common stock, $0.01 per share, 61,000,000 authorized, 59,226,153 and 60,226,153 issued as of June 30, 2024 and December 31, 2023, respectively	592	602
Additional paid-in capital	271,296	275,241
Retained earnings	777,099	648,412
Treasury stock, at cost, 71,833 shares of Class A common stock as of June 30, 2024	(1,846)	—
Total Dream Finders Homes, Inc. stockholders’ equity	1,047,486	924,584
Noncontrolling interests	4,095	13,066
Total equity	1,051,581	937,650
Total liabilities, mezzanine equity and equity	$2,985,204	$2,562,439

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Homebuilding	$1,052,236	$942,880	$1,877,457	$1,710,356
Other	3,511	2,459	6,090	4,403
Total revenues	1,055,747	945,339	1,883,547	1,714,759
Homebuilding cost of sales	852,837	762,855	1,531,477	1,400,199
Selling, general and administrative expense	98,926	73,709	180,719	134,470
Income from unconsolidated entities	(5,299)	(4,704)	(10,202)	(7,662)
Contingent consideration revaluation	4,638	18,266	7,845	23,582
Other income, net	(1,363)	(635)	(3,124)	(1,065)
Income before taxes	106,008	95,848	176,832	165,235
Income tax expense	(23,245)	(24,206)	(38,386)	(41,842)
Net and comprehensive income	82,763	71,642	138,446	123,393
Net and comprehensive income attributable to noncontrolling interests	(1,820)	(2,878)	(3,009)	(5,540)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$80,943	$68,764	$135,437	$117,853

Earnings per share
Basic	$0.83	$0.70	$1.38	$1.19
Diluted	$0.81	$0.65	$1.35	$1.09

Weighted-average number of shares
Basic	93,722,953	93,108,277	93,524,396	93,025,626
Diluted	100,125,681	105,439,519	100,030,603	107,704,859

Dream Finders Homes, Inc.
Other Financial and Operating Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Other Financial and Operating Data
Home closings	2,031	1,846	3,686	3,363
Average sales price of homes closed(1)	$514,833	$504,683	$505,926	$498,309
Net new orders	1,712	1,655	3,436	3,103
Cancellation rate	13.2%	15.6%	16.8%	18.1%
Gross margin (in thousands)(2)	$199,399	$180,025	$345,980	$310,157
Gross margin %(3)	19.0%	19.1%	18.4%	18.1%
Adjusted gross margin (in thousands)(4)	$284,571	$255,912	$501,784	$442,105
Adjusted gross margin %(3)(4)	27.0%	27.1%	26.7%	25.8%
Active communities(5)			222	220
Backlog - units			4,205	5,288
Backlog - value (in thousands)			$2,123,618	$2,486,375
Return on participating equity(6)			33.5%	42.2%
Net debt to net capitalization(7)			42.7%	38.8%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted gross margin is a non-GAAP financial measure. For a definition of this non-GAAP financial measures and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures.”
(5)A community becomes active once the model is completed or the community has its fifth net new order. A community becomes inactive when it has fewer than five units remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.
(7)Net debt to net capitalization is defined as the sum of the senior unsecured notes, net and construction lines of credit, less cash and cash equivalents (“net debt”), divided by the sum of net debt, total mezzanine equity and total equity.

	Three Months Ended June 30,				Six Months Ended June 30,
	2024 (unaudited)		2023 (unaudited)		2024 (unaudited)		2023 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	668	$508,511	799	$461,085	1,246	$492,320	1,433	$456,264
Mid-Atlantic	610	433,941	386	384,865	1,101	430,155	756	374,985
Midwest	753	585,971	661	627,353	1,339	580,889	1,174	629,045
Total	2,031	$514,833	1,846	$504,683	3,686	$505,926	3,363	$498,309

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of adjusted gross margin to the GAAP financial measure of gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gross margin(1)	$199,399	$180,025	$345,980	$310,157
Interest expense in homebuilding cost of sales(2)	41,662	32,798	72,404	55,217
Amortization in homebuilding cost of sales(3)	2,518	—	7,100	—
Commission expense	40,992	43,089	76,300	76,731
Adjusted gross margin	$284,571	$255,912	$501,784	$442,105
Gross margin %(4)	19.0%	19.1%	18.4%	18.1%
Adjusted gross margin %(4)	27.0%	27.1%	26.7%	25.8%
(1)Gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our construction lines of credit and senior unsecured notes, net, as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from the Crescent Homes acquisition.
(4)Calculated as a percentage of homebuilding revenues.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Management believes this information is meaningful because it isolates the impact that these excluded items have on gross margin. The Company includes internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in gross margin. As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the gross margin line in selling, general and administrative expense, commission expense has been excluded from adjusted gross margin. However, because adjusted gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.

Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com